EXHIBIT 99.1

To 8-K dated December 10, 2008

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6085

William R. Hahl

Executive Vice President and

Chief Financial Officer

Seacoast Banking Corporation of Florida

 (772) 221-2825

SEACOAST

TO PARTICIPATE IN

U.S. TREASURY CAPITAL PURCHASE PROGRAM

AND

FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM

STUART, FL., December 10, 2008 – Seacoast Banking Corporation of Florida (NASDAQ: SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, announced today that it has received preliminary approval from the U.S. Treasury Department, for the investment, subject to closing, of $50 million in the Company.  The increase in capital will further strengthen Seacoast’s existing well capitalized status.  Funds from the investment will be treated as Tier 1 capital, increasing Seacoast’s total risk based capital ratio to approximately 14.6 percent and its Tier 1 leverage ratio to 10.3 percent based on the Company’s most recent quarter end data.

The Treasury’s plan to invest $50 million in preferred stock and warrants in Seacoast is part of its program to provide capital to healthy financial institutions.  Seacoast is among the first Florida based institutions to be approved for the program.

“This government program is an important step to restoring the flow of funds to consumers and businesses in our markets,” said Dennis S. Hudson, III, Seacoast’s Chairman and Chief Executive Officer. “This additional capital will allow us to continue our lending to small and medium sized businesses and consumers, which will assist our local market business owners and consumers as our economy recovers.”

Seacoast will pay the government a five percent dividend, or $2.5 million annually, for each of the first five years of the investment, and nine percent thereafter unless the shares are redeemed.  The government will also receive 10-year warrants for common stock valued at 15 percent of the preferred stock investment, which will give the Treasury the opportunity to benefit from any increase in the common stock price of the Company.  The Company may redeem the preferred stock at par plus accrued but unpaid dividends during the first 3 years with the proceeds from the sale of Company common or preferred stock that is Tier 1 capital, subject to customary regulatory approvals.  Redemption of the preferred stock in whole prior to 2010 will result in the cancellation of 50% of the warrants.

Seacoast National Bank also has elected to participate in the FDIC’s Temporary Liquidity Guarantee Program for unsecured senior debt and non-interest bearing transaction deposit accounts.  The Company may apply to participate in the FDIC’s unsecured senior debt guarantee program, but the Company did not have any eligible debt outstanding at September 30, 2008 for purposes of the debt guarantee program.

Seacoast, with approximately $2.3 billion in assets, is one of the largest independent commercial banking organizations in Florida.  Seacoast has 41 offices in South and Central Florida and is headquartered on Florida’s Treasure Coast, which is one of the wealthiest areas in the nation.

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Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of satisfying all closing conditions to the sale of any securities; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2007 under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors”, and otherwise in our SEC reports and filings.  Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.